Exhibit 99.1

Avalon Pharmaceuticals to Raise $20 Million in Private Placement of Common Stock and Warrants to
Institutional Investors

GERMANTOWN, Md., May 25 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), today announced that it intends to sell common stock and common stock warrants to institutional investors in a private placement. Avalon expects to sell up to 3,838,772 shares of its common stock at $5.21 per share. The investors will also receive warrants to purchase up to 959,693 shares of Avalon’s common stock at an exercise price of $6.00 per share. The warrants will expire in five years. Gross proceeds of the sale are expected to be $20 million. Closing is expected to occur on May 25, 2007, subject to customary closing conditions.

The shares offered have not been registered under the federal Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Avalon Pharmaceuticals

Avalon Pharmaceuticals is a biopharmaceutical company using its proprietary technology, AvalonRx®, to discover and develop cancer therapeutics.

Safe Harbor Statement

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to the expected proceeds of, and closing date of, the private placement. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties The information in this Release should be read in conjunction with the Risk Factors set forth in our 2006 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

Contacts:

Avalon Pharmaceuticals, Inc.

Gary Lessing

Executive Vice President & CFO

Tel: (301) 556-9900

Fax: (301) 556-9910

Email: info@avalonrx.com

Russo Partners, LLC
Wendy Lau (Media)
Tel: (212) 845-4272